UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING



(Check One):  [ ] Form 10-K   [ ] Form 20-F   [ ] Form 11-K    [X] Form 10-Q
              [ ] Form 10-D   [ ] Form N-SAR  [ ] Form N-CSR

              For the Period Ended:  March 31, 2006
                                    --------------------------------------------
              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR
              [ ] For the Transition Period Ended:
                                                   -----------------------------


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    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

EPICEPT CORPORATION
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Full Name of Registrant


N/A
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Former Name if Applicable


270 Sylvan Avenue
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Address of Principal Executive Office (Street and Number)


Engelwood Cliffs, NJ  07632
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City, State and Zip Code


PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

          (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
  [X] portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

EpiCept Corporation (the "Registrant") was unable to file its Form 10-Q for the three months ended March 31, 2006 without unreasonable effort or expense because the Registrant was unable to collect the required data related to its merger with Maxim Pharmaceuticals Inc. ("Maxim") prior to the applicable filing deadline. The Registrant is collecting the required data and currently anticipates that it will be able to file its form 10-Q within the additional 15-day period specified in Rule 12b-25(b)(2)(ii).



PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    Robert W. Cook                          201                    894-8980
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        (Name)                          (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                          Yes [X]    No [ ]
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                          Yes [ ]     No [X]

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                               EPICEPT CORPORATION
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  May 10, 2006                       By: /s/ ROBERT W. COOK
      ------------------------------         -----------------------------------
                                             Robert W. Cook
                                             Chief Financial Officer